Exhibit 99.1

For more information contact Media: Alicia Dixon Phone 713.207.5885 Investors: David Mordy Phone 713.207.6500

For Immediate Release	Page 1 of 2

CenterPoint Energy appoints Xia Liu executive vice president and chief financial officer

Houston – April 18, 2019 – CenterPoint Energy, Inc. (NYSE: CNP) today announced the appointment of Xia Liu as executive vice president and chief financial officer, effective April 22. Liu will report to CenterPoint Energy president and chief executive officer Scott M. Prochazka and oversee the company’s finance organization, including accounting, corporate strategy, financial planning, commercial risk, investor relations, treasury, tax and enterprise performance measurement. She will serve as a member of CenterPoint Energy’s senior leadership team.

“With a proven track record of more than 20 years of finance and regulatory experience and a deep knowledge of the energy delivery business, I am confident that Xia will contribute immediately to advancing our vision to lead the nation in delivering energy, service and value,” said Prochazka. “Given her background and accomplishments, Xia will be instrumental in providing financial and strategic leadership to help drive CenterPoint Energy’s performance following our recent merger with Vectren.”

Liu joins CenterPoint Energy from The Southern Company and its subsidiary companies where she held roles of increasing responsibility over the past 20 years. Most recently, Liu served as executive vice president, chief financial officer and treasurer of Georgia Power Company in Atlanta. In this capacity, she oversaw accounting, financial planning and analysis, budgeting, treasury and internal controls. Prior to this role, Liu was vice president, chief financial officer and treasurer for Gulf Power Company in Pensacola, Fla., where she was responsible for accounting, financial planning and analysis, budgeting, treasury, internal controls, regulatory, rates and pricing, and forecasting functions. She also served as senior vice president of finance and treasurer for Southern Company.

“CenterPoint Energy is a strong, diversified company with a commitment to safely meet the needs of a growing customer base and realize financial growth,” said Liu. “I look forward to collaborating with the leadership team to drive value for our shareholders, customers and communities, while enhancing growth opportunities for our businesses.”

Liu earned a bachelor’s degree and master’s degree in finance from Renmin University of China and a master’s degree in business administration from Emory University. She also completed two years of study in the Ph.D. in Economics program at Emory University.

Liu is a chartered financial analyst (CFA), an International Woman’s Forum Leadership Foundation fellow, and has attended executive programs at Harvard University and INSEAD School of France.

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Active in her community, Liu has served on numerous boards of directors, including the Atlanta Symphony Orchestra, the Pensacola Symphony Orchestra, Florida TaxWatch and Gulf Coast Health Systems. Liu currently serves on the board of Public Broadcasting of Atlanta, Georgia Council on Economic Education and the PACT World Organization, a non-profit international development organization that works to improve the lives of those challenged by poverty. She is also a graduate of Leadership Atlanta.

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “target,” “will” or other similar words are intended to identify forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual events and results may differ materially from those expressed or implied by these forward-looking statements. Any statements in this news release regarding future events that are not historical facts are forward-looking statements. Each forward-looking statement contained in this news release speaks only as of the date of this release. Factors that could affect actual results include timing and impact of future regulatory and legislative decisions, effects of competition, weather variations, changes in business plans, financial market conditions and other factors discussed in CenterPoint Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and other reports CenterPoint Energy or its subsidiaries may file from time to time with the Securities and Exchange Commission.

Headquartered in Houston, Texas, CenterPoint Energy, Inc. is an energy delivery company with regulated utility businesses in eight states and a competitive energy businesses footprint in nearly 40 states. Through its electric transmission & distribution, power generation and natural gas distribution businesses, the company serves more than 7 million metered customers in Arkansas, Indiana, Louisiana, Minnesota, Mississippi, Ohio, Oklahoma and Texas. CenterPoint Energy’s competitive energy businesses include natural gas marketing and energy-related services; energy efficiency, sustainability and infrastructure modernization solutions; and construction and repair services for pipeline systems, primarily natural gas. The company also owns 54.0 percent of the common units representing limited partner interests in Enable Midstream Partners, LP, a publicly traded master limited partnership that owns, operates and develops strategically located natural gas and crude oil infrastructure assets. With approximately 14,000 employees and nearly $29 billion in assets, CenterPoint Energy and its predecessor companies have been in business for more than 150 years. For more information, visit CenterPointEnergy.com.

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